Exhibit 10.9

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of March 15, 2010 (the “Effective Date”), by and between Groupon, Inc., a Delaware Corporation (the “Company”), and Rob Solomon (“Solomon”).

1.             Employment; Position and Duties.  The Company agrees to employ Solomon, and Solomon agrees to be employed by the Company, upon the terms and conditions of this Agreement. Solomon shall be employed by the Company as the Company’s President reporting to the Chief Executive Officer (“CEO”) and Board of Directors (“Directors”) of the Company. In this capacity, Solomon agrees to devote his full time, energy and skill to the faithful performance of his duties herein, and shall perform the duties and carry out the responsibilities assigned to him to the best of his ability and in a diligent, businesslike and efficient manner. Solomon’s duties shall include all those duties customarily performed by the President, as well as those additional duties commensurate with his position as President that may be reasonably assigned by the CEO or Directors. Solomon shall comply with any policies and procedures established for Company employees, including without limitation, those policies and procedures contained in the Company’s employee handbook previously delivered to Solomon.

2.             Director Meetings.  Solomon shall be entitled to attend all meetings of the Board of Directors of the Company in a non-voting, observer capacity; provided that the Directors may exclude Solomon from any portion of a meeting in their sole discretion.

3.             Term of Employment.  This Agreement shall become effective upon the Effective Date. The term of this Agreement shall commence on March 15, 2010 and shall expire on March 15, 2014, unless earlier terminated by either party, in accordance with the terms of this Agreement and/or the following sentence. This Agreement may be terminated by Solomon or by the Company, at any time, with or without Cause (as defined below). Upon the termination of Solomon’s employment with the Company for any reason, neither party shall have any further obligation or liability under this Agreement to the other party, except as set forth in Sections 6, 7, 8, 9, 10, 11 and 12 of this Agreement.

4.             Compensation.  Solomon shall be compensated by the Company for his services as follows:

(a)           Base Salary.  From the commencement of this Agreement through the end of its term, Solomon shall be paid a base salary (“Base Salary”) of $350,000 per year, subject to applicable withholding, in accordance with the Company’s normal payroll procedures.

(b)           Benefits.  During the term of this Agreement, Solomon shall have the right, on the same basis as other members of senior management of the Company, to participate in and to receive benefits under any of the Company’s executive and employee benefit plans, insurance programs and/or indemnification agreements, as may be in effect from time to time, subject to any applicable waiting periods and other restrictions. In addition, Solomon shall be entitled to the benefits afforded to other members of senior management under the Company’s vacation, holiday and business expense reimbursement policies.

(c)           Bonuses.

(i)            Performance Bonus.  In addition to the Base Salary, Solomon shall be eligible to receive an annual performance bonus (“Performance Bonus”) of up to thirty three percent (33%) of his Base Salary. The Performance Bonus shall be a discretionary bonus, determined in the sole discretion of the Directors of the Company, based upon Solomon’s performance of his duties and the Company’s financial performance, as well certain performance targets that are approved by the Directors of the Company. The Performance Bonus shall be paid within 45 days following the end of each fiscal year of the Company.

For purposes of this Agreement, a “Liquidity Event” means any capital reorganization, recapitalization, consolidation, merger or sale of the Company’s assets or outstanding securities to or with another person or entity which is effected in a manner that holders of Stock of the Company are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Stock.

For purposes of this Agreement, a “Public Offering” means any offering by the Company of its equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or any comparable statement under any similar federal law then in force, that results in no less than $20,000,000 of net proceeds into the Company.

(d)           Expenses.  In addition to reimbursement for business expenses incurred by Solomon in the normal and ordinary course of his employment by the Company pursuant to the Company’s standard business expense reimbursement policies and procedures, the Company shall reimburse Solomon for the full amount of his insurance costs should he elect to participate in the Company’s insurance program(s).

5.             Stock Options.  Concurrently with the execution of this Agreement, Solomon shall be granted one or more options to purchase an aggregate of 685,000 (six hundred and eighty five thousand) A Common Non-Voting Shares of Stock of the Company (the “Options”) at the fair market value of the company’s stock options determined in accordance with GAAP, which is currently estimated not to exceed $3.00/share. The Shares acquired upon exercise of the Options shall be subject to a right of first refusal which shall terminate upon the completion of the Company’s initial Public Offering (as defined below). In the event that Solomon’s employment with the Company is terminated, Solomon shall have ninety (90) days following such termination to exercise any vested Options; provided, however, that in the case of termination due to death or disability, such period to exercise shall be six (6) months. Notwithstanding the foregoing, the Options shall not be exercisable after the expiration of their terms. The Options shall vest as follows: 171,250 Shares on March 16, 2011; an additional 42,813 Shares each quarter thereafter based on the following dates: June 16, 2011; September 16, 2011; December 16, 2011; March 16, 2012; June 16, 2012; September 16, 2012; December 16, 2012; March 16, 2013; June 16, 2013; September 16, 2013; and December 16, 2013; and an additional 42,807 Shares on March 16, 2014.

Except as provided herein, such Options shall be subject to the terms of the Company’s 2007 Option Plan and the option agreements provided to Solomon pursuant to the plan, and Solomon’s receipt of the Options shall be subject to his executing such option agreement. A copy of each of the 2007 Option Plan and such option agreement are attached hereto as Exhibit A and Exhibit B, respectively. The number of Shares and option price per Share set forth in this Section 5 shall be adjusted to reflect any Share splits or Share dividends after the Effective Date.

(a)           Right to Vote.  Upon full vesting of all 685,000 Options specified above, and upon Solomon exercising all of the Options as set forth in Section 5 above, the Shares shall convert from A Common Non-Voting Shares to A Common Shares. The Directors agree to take any and all reasonable actions to effectuate this conversion in voting status at that time.

6.             Benefits Upon Termination.

(a)           Termination for Cause or Termination for Other than Good Reason.  In the event of the termination of Solomon’s employment by the Company for Cause (as defined below), the termination of Solomon’s employment by reason of his death or disability, or the termination of Solomon’s employment by Solomon for any reason other than Good Reason (as defined below), Solomon shall be entitled to no further compensation or benefits from the Company other than those earned under Sections 4(a), 4(b), and 4(c) through the date of termination, or in the case of any Options, vested through the date of termination. Any unvested portion of the Options shall thereupon terminate immediately.

For purposes of this Agreement, a termination for “Cause” occurs if Solomon’s employment is terminated by the Company for any of the following reasons:

(i)            his failure to perform reasonably assigned duties as President of the Company after written notice of such failure and a thirty (30) day period in which to remedy such failure,

(ii)           theft, dishonesty, or falsification of any employment or Company records by Solomon;

(iii)          the determination by the Directors or the holders of a majority of the Company’s Share that Solomon has committed an act or acts constituting a felony or any act involving moral turpitude;

(iv)          the determination by the Directors or the holders of a majority of the Company’s Shares that Solomon has engaged in willful misconduct or gross negligence that has had a material adverse effect on the Company’s reputation or business; or the material breach by Solomon of any provision of this Agreement after written notice of such breach and a reasonable opportunity to cure such breach;

(v)           Notwithstanding the foregoing, actions undertaken by Solomon in good faith in his capacity as President to benefit shareholders shall not be considered “Cause” under the terms of this Agreement;

For purposes of this Agreement, a termination for “Good Reason” occurs if Solomon terminates his employment for any of the following reasons:

(i)                                     the Company materially reduces Solomon’s duties or responsibilities below what is customary for a President or Chief Operating Officer of a business that is similar to Company without Solomon’s consent;

(ii)                                  the Company requires Solomon to relocate his office more than 100 miles from any office of the Company without his consent; or

(iii)                               the Company has breached the terms of this Agreement and such breach continues for more than thirty (30) days after notice from Solomon to the Company specifying the action which constitutes the breach and demanding its discontinuance.

(b)           Termination Without Cause or Termination for Good Reason.  If Solomon’s employment is terminated by the Company for any reason other than for Cause or by reason of his death or disability, or if Solomon’s employment is terminated by Solomon for Good Reason, Solomon shall be entitled to:

(i)                                     receive continued payment of his Base Salary, less applicable withholding, in accordance with the Company’s normal payroll procedures, for six (6) months following the termination of Solomon’s employment; and

(ii)                                  if after September 15, 2010, an additional vesting of 150,000 Options; and

(iii)                               receive continued Company provided insurance benefits with the costs borne by Company for Solomon and his dependents until such time as he has secured comparable benefits through another organization’s benefits program; and

Notwithstanding anything to the contrary herein, no payments shall be due under this Section 6(b) unless and until Solomon shall have executed a general release and waiver of claims against the Company, consistent with Section 9 below, and in a form reasonably satisfactory to the Company, and the execution of such general release and waiver shall be a condition to Solomon’s rights under this Section 6(b).

7.             Change of Control.  If, during the three (3) months prior to the public announcement of a proposed Change of Control, defined as the sale to any third party of at least fifty percent (50%) of the then-outstanding total Shares of the Company, or during the twelve (12) months following a Change of Control, Solomon’s employment is terminated by the Company for any reason other than Cause, or terminated by Solomon for Good Reason, Solomon shall be entitled to, in addition to the compensation and benefits outlined under Section 6(b) above, immediate vesting of the next two (2) year’s Options as if Solomon’s employment had continued for a period of twelve months following the termination. For purposes of this Agreement, a “Change of Control” shall have the same meaning as the term “Change of Control” set forth in the Company’s 2007 Option Plan.

8.             Employee Inventions and Proprietary Rights Assignment Agreement.  Solomon agrees to abide by the terms and conditions of the Company’s standard Employee Inventions and Proprietary Rights Assignment Agreement as executed by Solomon and attached hereto as Exhibit C.

9.             Covenants Not to Compete or Solicit.  During Solomon’s employment and for a period of twenty-four (24) months following the termination of Solomon’s employment for any reason, so long as Solomon is being paid severance in accordance with the terms of Section 6(b) above, Solomon shall not, anywhere in the Geographic Area (as defined below), other than on behalf of Company or with the prior written consent of Company, directly or indirectly:

(a)           perform services for (whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise), have any ownership interest in (except for passive ownership of five percent (5%) or less of any entity whose securities have been registered under the Securities Act or Section 12 of the Securities Exchange Act of 1934, as amended), or participate in the financing, operation, management or control of, any firm, partnership, corporation, entity or business that engages or participates in a “competing business purpose” (as defined below);

(b)           induce or attempt to induce any customer, potential customer, supplier, licensee, licensor or business relation of Company to cease doing business with Company, or in any way interfere with the relationship between any customer, potential customer, supplier, licensee, licensor or business relation of Company or solicit the business of any customer or potential customer of Company, whether or not Solomon had personal contact with such entity; and

(c)           solicit, encourage, hire or take any other action which is intended to induce or encourage, or has the effect of inducing or encouraging, any employee or Independent Contractor of Company or any subsidiary of Company to terminate his or his employment or relationship with Company or any subsidiary of the Company, other than in the discharge of his duties as an officer of the Company.

In the event that Solomon receives a waiver of the “non-competition” provision from Company, which Company may or may not grant in its sole discretion, Solomon agrees that he will waive any further claim for severance and insurance benefits beginning on the date of his employment with a new organization, provided that such new employment is comparable to Solomon’s employment with Company in salary and benefits.

For the purpose of this Agreement, the term “competing business purpose” shall mean the sale or provision of any local goods or services through a deal of the day site that is similar with www.groupon.com. The term “Geographic Area” shall mean the United States of America.

The covenants contained in this Section 9 shall be construed as a series of separate covenants, one for each county, city, state, or any similar subdivision in any Geographic Area. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding Sections. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 9 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

10.           Equitable Remedies.  Solomon acknowledges and agrees that the agreements and covenants set forth in Sections 8 and 9 are reasonable and necessary for the protection of the Company’s business interests, that irreparable injury will result to the Company if Solomon breaches any of the terms of said covenants, and that in the event of Solomon’s actual or threatened breach of any such covenants, the Company will have no adequate remedy at law. Solomon accordingly agrees that, in the event of any actual or threatened breach by Solomon of any of said covenants, the Company will be entitled to seek immediate injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages. Nothing in this Section 10 will be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove.

11.           Dispute Resolution.  In the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Solomon and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Chicago, Illinois in accordance with its National Employment Dispute Resolution rules, as those rules are currently in effect (and not as they may be modified in the future). Solomon acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of such dispute. Notwithstanding the foregoing, this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of trade secrets or proprietary information.

12.           Attorneys’ Fees.  Solomon shall be entitled to recover from the Company his reasonable attorneys’ fees and costs if he prevails in an action to enforce any right arising out of this Agreement.

13.           Governing Law.  This Agreement has been executed in the State of Illinois, and Solomon and the Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of Illinois, without regard to its conflicts of laws principles.

14.           Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, provided that successor or assignee is the successor to substantially all of the assets of the Company, or a majority of its then outstanding Shares, and that such successor or assignee assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law. In view of the personal nature of the services to be performed under this Agreement by Solomon, she shall not have the right to assign or transfer any of his rights, obligations or benefits under this Agreement, except as otherwise noted herein.

15.           Entire Agreement.  This Agreement, including its attached Exhibits, constitutes the entire employment agreement between Solomon and the Company regarding the terms and conditions of his employment, with the exception of (i) those provisions of the Company’s 2004 Share Option Plan incorporated by reference pursuant to Section 7, (ii) the promissory note described in Section 5, and (iii) any stock option agreement between Solomon and the Company described in Section 5. This Agreement (including the documents described in clauses (i), (ii), and (iii) of this Section 15) supersedes all prior negotiations, representations or agreements between Solomon and the Company, whether written or oral, concerning Solomon’s employment.

16.           No Conflict.  Solomon represents and warrants to the Company that neither his entry into this Agreement nor his performance of his obligations hereunder will conflict with or result in a breach of the terms, conditions or provisions of any other agreement or obligation to which Solomon is a party or by which Solomon is bound, including without limitation, any non-competition or confidentiality agreement previously entered into by Solomon.

17.           Validity.  Except as otherwise provided in Section 9, above, if any one or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

18.           Modification. This Agreement may not be modified or amended except by a written agreement signed by Solomon and the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year written below.

Groupon, Inc.

Date:	By:	/s/ Andrew Mason
	Name:	Andrew Mason
	Its:	CEO

Date:	/s/ Rob Solomon
Rob Solomon